Exhibit 99.1
STONE ENERGY CORPORATION
Announces Third Quarter 2009 Results
LAFAYETTE, LA. November 3, 2009
     Stone Energy Corporation (NYSE: SGY) today announced net income of $51.1 million, or $1.06 per share, on operating revenue of $202.7 million for the third quarter of 2009 compared to net income of $34.1 million, or $1.04 per share, on operating revenue of $172.4 million for the third quarter of 2008. For the nine months ended September 30, 2009, Stone reported a net loss of $147.6 million, or $3.45 per share, on operating revenue of $515.1 million compared to net income of $179.2 million, or $5.97 per share, on operating revenue of $634.9 million during the comparable 2008 period. All per share amounts are on a diluted basis.
     Discretionary cash flow was $157.0 million during the three months ended September 30, 2009 compared to $163.8 million generated during the third quarter of 2008. For the first nine months of 2009, discretionary cash flow totaled $339.1 million compared to $494.6 million for the comparable 2008 period. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     Net daily production volumes during the third quarter of 2009 averaged 239 million cubic feet of gas equivalent (MMcfe) compared to average net daily production for the second quarter of 2009 of 209 MMcfe and average net daily production for the third quarter of 2008 of 129 MMcfe. The third quarter of 2009 included approximately 8 MMcfe per day associated with a non-recurring production adjustment relating to previous royalty relief volumes. The third quarter of 2008 was negatively impacted by shut-ins from Hurricanes Gustav and Ike. For the nine months ended September 30, 2009, average net daily production volumes were approximately 214 MMcfe, or 26% higher than average net daily production volumes of approximately 170 MMcfe for the nine months ended September 30, 2008. For the fourth quarter of 2009, Stone expects net daily production to average between 225 — 235 MMcfe.
     CEO David Welch stated, “We are pleased with continued progress in executing our strategic plan in the third quarter as well as year to date. Our finance team has been able to improve our liquidity and significantly strengthen our balance sheet by reducing debt $200 million, raising stockholders’ equity by $75 million and building our cash position. Our operations team delivered production near the top end of our guidance this quarter, while reducing costs as they debottlenecked platforms, optimized wells and restored substantially all of our hurricane deferred production, including the rerouting of the Amberjack oil pipeline. Our exploration team followed our Pyrenees discovery with a successful delineation well in the third quarter. We also made a traditional shelf discovery at our Cardinal prospect at Vermilion 96 which should provide production impact in 2010. Our four-well Amberjack drilling program is scheduled to commence in December as the platform rig modifications are now complete and the rig will be moving to location this week. We expect to gain further traction in exploration in 2010 with increased drilling in our Marcellus shale play in Appalachia and in the GOM deepwater.”
     Prices realized during the third quarter of 2009 averaged $77.39 per barrel (Bbl) of oil and $5.90 per thousand cubic feet (Mcf) of natural gas compared with third quarter 2008 average realized prices of $106.81 per Bbl of oil and $10.72 per Mcf of natural gas. Average realized prices during the first nine months of 2009 were $68.48 per Bbl of oil and $6.42 per Mcf of natural gas compared to $104.20 per Bbl of oil and $10.29 per Mcf of natural gas realized during the first nine months of 2008. All unit pricing amounts include the effects of cash settlements of effective hedging contracts. Hedging transactions during the third quarter of 2009 increased the average price we received for natural gas by $2.37 per Mcf, compared to a decrease in average realized prices of $0.07 per Mcf during the third quarter of 2008. Realized oil prices in the third quarter of 2009 increased by $10.92 per Bbl, compared to a decrease in realized oil prices of $16.89 per Bbl in the comparable quarter of 2008 as a result of hedging transactions.

Overall, hedging transactions added approximately $46.4 million to third quarter 2009 revenues, including $36.5 million recognized from the unwinding of hedges in March 2009.
     Lease operating expenses (LOE) incurred during the third quarter of 2009 totaled $28.1 million compared to $41.1 million in the second quarter of 2009 and $40.1 million for the comparable quarter in 2008. In the third quarter of 2009, there was approximately $12 million in downward adjustments of previously accrued major maintenance and base LOE costs as a result of actual costs being less than the previously accrued estimated amounts. During the third quarter of 2008, lease operating expenses included $6.8 million of repairs in excess of estimated insurance recoveries related to damage from Hurricanes Gustav and Ike. For the nine months ended September 30, 2009 and 2008, lease operating expenses were $127.4 million and $105.3 million, respectively.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2009 totaled $67.2 million compared to $51.0 million for the third quarter of 2008. DD&A expense on oil and gas properties for the nine months ended September 30, 2009 totaled $181.9 million compared to $183.9 million during the same year-to-date period of 2008.
     Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) for the third quarter of 2009 were $9.5 million compared to $10.5 million in the third quarter of 2008. For the nine months ended September 30, 2009 and 2008, SG&A (exclusive of incentive compensation) totaled $31.1 million and $32.0 million, respectively.
     As previously announced on October 13, 2009, the borrowing base re-determination process was completed and the borrowing base was reaffirmed at $425 million. As of September 30, 2009, Stone had $250 million in borrowings outstanding on its credit facility and another $69 million in outstanding letters of credit, leaving $106 million available under the facility. Stone’s cash position as of September 30, 2009 was $98 million. As of October 30, 2009, borrowings outstanding were further reduced to $225 million, leaving over $131 million in availability, while the cash position was approximately $91 million.
     Capital expenditures before capitalized SG&A and interest during the third quarter of 2009 totaled $70.5 million, including $2.0 million of lease acquisition costs. The capital expenditure amount includes $33.1 million of proactive hurricane risk mitigation expenditures, primarily platform decommissioning and the plugging and abandonment of idle wells. Additionally, $4.8 million of SG&A expenses and $6.6 million of interest were capitalized during the quarter. For the nine months ended September 30, 2009, capital expenditures before capitalized SG&A and interest totaled $231.7 million, including $4.3 million of lease acquisition costs. The year-to-date capital expenditure amount includes $61.4 million of plugging and abandonment expenditures and $16.9 million in tubular inventory purchases made in the first quarter. Additionally, $13.5 million of SG&A expenses and $19.4 million of interest were capitalized during this year-to-date period.
Operational Update
     Stone provided an Operational Update in its October 13, 2009 press release which included updates on its Pyrenees prospect (Garden Banks Block 293), Amberjack (Mississippi Canyon 109), Cardinal/Blue Jay (Vermilion Block 96) and Appalachia. Since then, the Cardinal well has been drilled and is a discovery with the completion to follow, while the Blue Jay well is currently drilling. The platform rig for the Amberjack drilling program is schedule to move to the platform this week and initial operations are expected in early December. In Appalachia, the vertical Stang #1 and the Loomis #1wells were successfully drilled in Susquehanna County, Pennsylvania and are awaiting completion. In West Virginia, six vertical wells are now awaiting completions which are scheduled for the fourth quarter.
     Stone has substantially completed its hurricane risk mitigation program which called for proactively plugging and abandoning idle wells and addressing the structural integrity of its platforms. Stone has spent approximately $55 million on this initiative this year which we believe substantially reduces Stone’s financial exposure to future hurricanes.

Updated 2009 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated. The following guidance is subject to all of the cautionary statements and limitations described in this press release below, under the heading “Forward-Looking Statements.” The following guidance supersedes the previous guidance provided in the July 30, 2009 press release.
     Capital Expenditure Budget. The current Board authorized 2009 capital expenditure budget is $300 million, which excludes acquisitions, and capitalized interest and SG&A. Although management had earlier targeted a lesser amount of approximately $250 million to focus on liquidity, planned expenditures increased as liquidity improved, which should bring the final figure closer to the original $300 million budgeted amount.
     Production. For the fourth quarter of 2009, Stone expects net daily production to average between 225-235 MMcfe. Stone now expects its full year 2009 average daily production to be in the range of 210-220 MMcfe per day compared to its previous annual guidance of 205-225 MMcfe per day.
     Lease Operating Expenses. Stone now expects lease operating costs, excluding production taxes, to range between $160-$175 million (versus $190-$210 million previously) for 2009 based upon current operating conditions and budgeted maintenance activities.
     Depreciation, Depletion & Amortization. Stone now expects its DD&A rate to range between $3.00-$3.20 per Mcfe (versus $2.80-$3.00 per Mcfe previously) for 2009. The decrease from 2008 is due to the 2008 year-end and first quarter 2009 ceiling test write-downs, which reduced the carrying value of the full cost pool for our oil and gas properties.
     Salaries, General & Administrative Expenses. Stone now expects its SG&A expenses (excluding incentive compensation expense) to range between $40-$45 million (versus $43-$48 million previously) during 2009.
     Corporate Tax Rate. For 2009, Stone expects its corporate tax rate to be approximately 35%.

Hedge Position
     The following tables illustrate Stone’s derivative positions for calendar years 2009, 2010, and 2011 as of November 1, 2009. This table excludes the oil and gas hedges unwound in the first quarter resulting in proceeds of $113 million.

	Zero-Premium Collars
	Natural Gas
	Daily
	Volume	Floor	Ceiling
	(MMBtus/d)	Price	Price

2009	20,000	$8.00	$14.30

	Fixed-Price Swaps
	Natural Gas			Oil
	Daily			Daily
	Volume		Swap	Volume		Swap
	(MMBtus/d)		Price	(Bbls/d)		Price

2009	20,000	*	$4.24	3,000	**	$50.00
2009	20,000	**	5.00	2,000	**	50.45
2009	20,000	**	5.13	4,000	**	71.25

2010	20,000		6.97	2,000		63.00
2010	20,000		6.50	1,000		64.05
2010	10,000		6.50	1,000		60.20
2010				1,000		75.00
2010				1,000		75.25
2010				4,000	***	73.65

2011	10,000		6.83	1,000		70.05
2011				1,000		78.20

*	July — September

**	October — December

***	January — March
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, November 4, 2009 to discuss the operational and financial results for the third quarter of 2009. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a digital recording, accessed by dialing (800) 642-1687 (ID #37532692), will be available at approximately 12:00 p.m. Central Time for one week. A web replay will also be available approximately one hour following the completion of the call on Stone Energy’s website.
Non-GAAP Financial Measures
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
FINANCIAL RESULTS
Net income (loss)	$51,053	$34,121	($147,644)	$179,174
Net income (loss) per share	$1.06	$1.04	($3.45)	$5.97

PRODUCTION QUANTITIES
Oil (MBbls)	1,741	943	4,579	3,647
Gas (MMcf)	11,517	6,213	30,899	24,631
Oil and gas (MMcfe)	21,963	11,871	58,373	46,513

AVERAGE DAILY PRODUCTION
Oil (MBbls)	19	10	17	13
Gas (MMcf)	125	68	113	90
Oil and gas (MMcfe)	239	129	214	170

REVENUE DATA (1)
Oil revenue	$134,737	$100,726	$313,563	$380,002
Gas revenue	67,982	66,584	198,472	253,503

Total oil and gas revenue	$202,719	$167,310	$512,035	$633,505

AVERAGE PRICES (1)
Oil (per Bbl)	$77.39	$106.81	$68.48	$104.20
Gas (per Mcf)	5.90	10.72	6.42	10.29
Per Mcfe	9.23	14.09	8.77	13.62

COST DATA
Lease operating expenses	$28,136	$40,149	$127,412	$105,302
Salaries, general and administrative expenses	9,490	10,481	31,073	32,015
DD&A expense on oil and gas properties	67,201	51,046	181,931	183,925

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.28	$3.38	$2.18	$2.26
Salaries, general and administrative expenses	0.43	0.88	0.53	0.69
DD&A expense on oil and gas properties	3.06	4.30	3.12	3.95

AVERAGE SHARES OUTSTANDING — Diluted	47,679	32,670	42,762	29,740

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating revenue:
Oil production	$134,737	$100,726	$313,563	$380,002
Gas production	67,982	66,584	198,472	253,503
Derivative income, net	—	5,045	3,106	1,433

Total operating revenue	202,719	172,355	515,141	634,938

Operating expenses:
Lease operating expenses	28,136	40,149	127,412	105,302
Other operational expense	—	—	2,400	—
Production taxes	2,126	1,325	5,966	6,228
Depreciation, depletion and amortization	68,652	51,962	186,322	186,180
Write-down of oil and gas properties	—	8,759	340,083	18,859
Accretion expense	8,131	4,146	24,884	12,367
Salaries, general and administrative expenses	9,490	10,481	31,073	32,015
Incentive compensation expense	1,932	283	3,349	2,183
Impairment of inventory	1,275	—	8,454	—
Derivative expenses, net	91	—	—	—

Total operating expenses	119,833	117,105	729,943	363,134

Income (loss) from operations	82,886	55,250	(214,802)	271,804

Other (income) expenses:
Interest expense	5,170	3,036	15,124	10,528
Interest income	(155)	(2,255)	(437)	(10,601)
Other income, net	(937)	(1,421)	(2,762)	(3,775)

Total other (income) expenses	4,078	(640)	11,925	(3,848)

Income (loss)before taxes	78,808	55,890	(226,727)	275,652

Provision (benefit) for income taxes:
Current	1,615	(45,583)	1,638	1,395
Deferred	26,140	67,352	(80,748)	95,083

Total income taxes	27,755	21,769	(79,110)	96,478

Non-controlling interest	—	—	(27)	—

Net income (loss)	$51,053	$34,121	($147,644)	$179,174

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income (loss) as reported	$51,053	$34,121	($147,617)	$179,174

Reconciling items:
Depreciation, depletion and amortization	68,652	51,962	186,322	186,180
Write-down of oil and gas properties	—	8,759	340,083	18,859
Non-cash write-down of tubular inventory	1,275	—	8,454	—
Deferred income tax provision (benefit)	26,140	67,352	(80,748)	95,083
Accretion expense	8,131	4,146	24,884	12,367
Stock compensation expense	1,233	1,964	4,392	6,286
Other	531	(4,524)	3,355	(3,392)

Discretionary cash flow	157,015	163,780	339,125	494,557

Settlement of asset retirement obligations	(33,145)	(8,551)	(61,394)	(42,202)
Unwinding of derivative contracts	(36,567)	—	35,095	—
Changes in current income taxes	1,615	(45,583)	32,050	(92,714)
Investment in put contracts	—	—	—	(1,914)
Other working capital changes	10,457	138,163	28,042	129,471

Net cash provided by operating activities	$99,375	$247,809	$372,918	$487,198

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$97,749	$68,137
Accounts receivable	104,495	151,641
Inventory	10,299	35,675
Other current assets	1,038	1,413
Deferred tax asset	3,683	—
Current income tax receivable	6,637	31,183
Fair value of hedging contracts	17,155	136,072

Total current assets	241,056	424,121

Oil and gas properties — United States:
Proved, net	873,296	1,130,583
Unevaluated	420,733	493,738
Building and land, net	5,736	5,615
Fixed assets, net	4,306	5,326
Other assets, net	48,928	46,620
Fair value of hedging contracts	704	—

Total assets	$1,594,759	$2,106,003

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$98,826	$144,016
Deferred taxes	—	32,416
Undistributed oil and gas proceeds	12,919	37,882
Other current liabilities	29,461	15,759
Asset retirement obligations	40,175	70,709
Fair value of hedging contracts	21,028	—

Total current liabilities	202,409	300,782

Bank debt	250,000	425,000
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Deferred taxes	113,849	193,924
Other long-term liabilities	11,358	11,751
Asset retirement obligations	174,231	186,146
Fair value of hedging contracts	7,686	1,221

Total liabilities	1,159,533	1,518,824

Common stock	475	394
Additional paid-in capital	1,322,184	1,257,633
Accumulated deficit	(902,631)	(754,987)
Treasury stock	(860)	(860)
Accumulated other comprehensive income	16,058	84,912

Total Stone Energy Corporation stockholders’ equity	435,226	587,092

Non-controlling interest	—	87

Total stockholders’ equity	435,226	587,179

Total liabilities and stockholders’ equity	$1,594,759	$2,106,003